Exhibit 3.1

Amended and Restated Certificate of Incorporation

of

Ayala Pharmaceuticals, Inc.

(as amended)

Ayala Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify that:

1. The present name of the Corporation is Ayala Pharmaceuticals, Inc.

2. The Corporation was originally incorporated under the name Advaxis, Inc., and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on February 28, 2002. On January 19, 2023, the Corporation filed an amendment to its Certificate of Incorporation to change its name from Advaxis, Inc. to Ayala Pharmaceuticals, Inc.

3. This Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation, as theretofore amended or supplemented or restated, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

4. The text of the Corporation’s Certificate of Incorporation, as heretofore amended or supplemented or restated, is hereby restated to read in its entirety as follows:

First: The name of the corporation is Ayala Pharmaceuticals, Inc. (the “Corporation”).

Second: The address of the registered office of the Corporation is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904 in the county of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

Third: The purposes for which the Corporation is formed are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Fourth:

A. The total number of shares which the Corporation shall have the authority to issue is One Hundred and Seventy Five Million (175,000,000) shares of which One Hundred and Seventy Million (170,000,000) shares shall be designated “Common Stock” and have a par value of $0.001 per share, and Five Million (5,000,000) shares shall be “blank check” preferred stock and have a par value of $0.001.

B. Subject to the provisions of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors providing for the issue of such stock.

C. Effective as of March 29, 2019 (the “First Effective Time”), each fifteen (15) shares of the Corporation’s Common Stock, par value $0.001 per share (“Common Stock”), then issued and outstanding or held by the Corporation in treasury stock immediately prior to the First Effective Time shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below. Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the product of (i) the closing sales price of the Common Stock as reported on The Nasdaq Global Select Market as of the First Effective Time, multiplied by (ii) the number of shares of Common Stock held by the stockholder immediately prior to the First Effective Time that would otherwise have been exchanged for such fractional shares.

D. Effective as of June 6, 2022 (the “Second Effective Time”), each eighty (80) shares of the Corporation’s Common Stock then issued and outstanding or held by the Corporation in treasury stock immediately prior to the Second Effective Time (the “Old Common Stock”) shall automatically be combined, reclassified and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional interests as described below (the “Reclassification”). Notwithstanding the immediately preceding sentence, no fractional shares will be issued in connection with the combination effected by the preceding sentence. Stockholders of record who otherwise would be entitled to receive fractional shares in connection with such combination will instead be entitled to receive, in lieu of such fractional shares, an amount in cash equal to the fraction to which the stockholder would otherwise be entitled multiplied by the closing price of our Common Stock on the OTCQX on the date on which the Second Effective Time occurs. Each stock certificate or book-entry position that, immediately prior to the Second Effective Time, represented shares of Old Common Stock shall, from and after the Second Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock after the Second Effective Time into which the shares of Old Common Stock have been reclassified pursuant to this paragraph, until the same shall be surrendered to the Corporation. The Reclassification shall also apply to any outstanding securities or rights convertible into, or exchangeable or exercisable for, Old Common Stock of the Corporation and all references to the Old Common Stock in agreements, arrangements, documents and plans relating thereto or any option or right to purchase or acquire shares of Old Common Stock shall be deemed to be references to the Common Stock or options or rights to purchase or acquire shares of Common Stock, as the case may be.

Fifth: The Corporation is to have perpetual existence.

Sixth: In furtherance and not in limitation of the powers conferred by statute and except as otherwise provided herein, the Board of Directors is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

Seventh: The number of directors which constitute the whole Board of Directors of the Corporation shall be as specified in the bylaws of the Corporation.

Eighth: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

Ninth:

A. The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification, and to the fullest extent permitted by law. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent the Board of Directors deems advisable, as permitted by Section 145.

B. No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. For purposes of this Article, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the Corporation’s request as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Neither any amendment nor repeal of this Article Ninth (B), nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Ninth (B), shall eliminate or reduce the effect of this Article Ninth (B) in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Ninth (B), would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Tenth: The directors of the Corporation need not be elected by written ballot unless the by-laws of the Corporation so provide.

Eleventh: The Corporation has opted out of Section 203 of the General Corporation Law of the State of Delaware.